Putnam Diversified Income Trust, March 31, 2008, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended March 31, 2008, Putnam Management has assumed $4,331 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 		Class A	37,012
		Class B	4,044
		Class C	2,951

72DD2		Class M	17,751
		Class R	82
		Class Y	2,676

73A1		Class A	0.255
		Class B	0.217
		Class C	0.219

73A2		Class M	0.243
		Class R	0.240
		Class Y	0.267

74U1		Class A	141,778
		Class B	16,822
		Class C	13,599

74U2		Class M	69,886
		Class R	324
		Class Y	9,405

74V1		Class A	9.25
		Class B	9.17
		Class C	9.18

74V2		Class M	9.15
		Class R	9.22
		Class Y	9.25

Item 61 Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B Additional Information About Errors and Omissions
Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.